Exhibit 99.1

[R&G FINANCIAL LETTERHEAD]

CONTACT:	Victor J. Galan, Chairman of the Board and Chief Executive Officer
Vicente Gregorio, Executive Vice President and Chief Financial Officer
PHONE:	(787) 766-8301
FOR RELEASE:	IMMEDIATELY

R&G FINANCIAL ANNOUNCES APPOINTMENT OF NEW PRESIDENT AT ITS SUBSIDIARY, R-G CROWN BANK

San Juan, Puerto Rico: January 13, 2006 – R&G Financial (NYSE:RGF) (the “Company”) announced today that Rolando Rodriguez has joined the Company’s wholly-owned subsidiary, R-G Crown Bank, its Florida-based federal savings bank, as its President. Mr. Rodriguez joins R-G Crown Bank with over 18 years of experience in the banking industry. Mr. Rodriguez most recently served as a member of the Board of Directors, Senior Executive Vice President and Chief Lending Officer of Doral Bank, a subsidiary of Doral Financial Corp (NYSE:DRL). From 1988 to 1994, Mr. Rodriquez served as a Senior Audit Examiner at the Office of Thrift Supervision. Prior to his tenure at the Office of Thrift Supervision, Mr. Rodriquez was a credit analyst with Republic National Bank located in Miami, Florida. Mr. Rodriguez received his undergraduate degree in Economics from the University of Texas and his MBA specializing in Finance and Accounting, from Rollins College in Winter Park, Florida.

Mr. Rodriguez will be replacing John Koegel, who has elected to retire from his positions as President and director of R-G Crown Bank.

The Company, currently in its 34th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries R-G Premier Bank of Puerto Rico, a Puerto Rico commercial bank, R-G Crown Bank, its Florida-based federal savings bank, R&G Mortgage Corp., Puerto Rico’s second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, R-G Investments Corporation, the Company’s Puerto Rico broker-dealer, and R-G Insurance Corporation, its Puerto Rico insurance agency. At December 31, 2005, the Company operated 34 bank branches in Puerto Rico, 33 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 63 mortgage offices in Puerto Rico, including 32 facilities located within R-G Premier’s banking branches.